Exhibit 3.1.1

Certificate of Elimination of the Series A Convertible Preferred Stock of The NASDAQ OMX Group, Inc.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, The NASDAQ OMX Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. That, pursuant to Section 151 of the General Corporation Law and authority granted in the Restated Certificate of Incorporation of the Company, as theretofore amended, the Board of Directors (the “Board”) of the Company, by resolution duly adopted, authorized the issuance of a series of preferred stock of the Company as Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Convertible Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on October 1, 2009, filed a Certificate of Designation with respect to such Series A Convertible Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Secretary of State”).

2. That no shares of such Series A Convertible Preferred Stock are outstanding and no shares thereof will be issued subject to such Certificate of Designation.

3. That the Board of the Company has adopted the following resolutions:

BE IT RESOLVED, that recognizing that no shares of Series A Convertible Preferred Stock are outstanding and no shares of such series shall be issued subject to the Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock filed with the Delaware Secretary of State, the elimination of such Certificate of Designation and of all matters set forth therein is hereby approved; and

BE IT FURTHER RESOLVED, that the amendment of the Company’s Restated Certificate of Incorporation to eliminate the matters set forth therein relating to the Series A Convertible Preferred Stock is hereby approved; and

BE IT FURTHER RESOLVED, that staff is hereby authorized to make all necessary filings with the State of Delaware to effectuate the foregoing resolutions.

4. That, accordingly, the Certificate of Designation with respect to such Series A Convertible Preferred Stock, and all matters set forth therein with respect to such Series A Convertible Preferred Stock, be, and hereby are, eliminated from the Restated Certificate of Incorporation of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, The NASDAQ OMX Group, Inc. has caused this Certificate to be executed by its duly authorized officer this 27th day of January, 2014.

THE NASDAQ OMX GROUP, INC.

By:
Name: Joan C. Conley
Title: Senior Vice President and Corporate Secretary